Greektown Superholdings, Inc.
555 East Lafayette
Detroit, Michigan 48226

December 27, 2010

VIA EDGAR SUBMISSION

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Mail Stop 3561
Attention: John Dana Brown, Justin Dobbie

Re:	Greektown Superholdings, Inc.
Registration Statement on Form S-4
File No. 333-169476

Ladies and Gentlemen:

                    Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, the undersigned Registrants hereby request that the effectiveness of the above-captioned Registration Statement be accelerated so that it will become effective as of 9:00 a.m. on December 29, 2010, or as soon thereafter as practicable.

                    The Registrants acknowledge that:

                    1.          should the Securities and Exchange Commission (the “Commission”) or the staff, acting pursuant to delegated authority, declare the Registration Statement effective, it does not foreclose the Commission from taking any action with respect to the Registration Statement;

                    2.          the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the Registration Statement effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the Registration Statement; and

                    3.          the Registrants may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

GREEKTOWN SUPERHOLDINGS, INC.

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: President, Chief Financial Officer and
Treasurer

GREEKTOWN NEWCO SUB, INC.

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: President, Chief Financial Officer and
Treasurer

GREEKTOWN HOLDINGS, L.L.C.

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: Chief Executive Officer

GREEKTOWN CASINO, L.L.C.

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: Chief Executive Officer

CONTRACT BUILDERS CORPORATION

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: Chief Executive Officer

REALTY EQUITY COMPANY

BY:	/s/ Clifford J. Vallier
Name: Clifford J. Vallier
Title: Chief Executive Officer